Exhibit 10.2

MASTER LICENSE AND DISTRIBUTION AGREEMENT

This Master License and Distribution Agreement (“Agreement”) is made and entered into on the 20th day of November 2018 (the “Effective Date”) at Mumbai, by and between Smaaash Entertainment Private Limited, an Indian company, with an address at Trade View, Level 2, Kamala Mills, Lower Parel, Mumbai 400013, India (“Licensor”), and I-AM Capital Acquisition Company, a company incorporated in the United States of America, with an address at 1345 Avenue of the Americas, 11th floor, New York, 10105 (“Licensee”).

RECITALS

A.           WHEREAS, Licensor operates entertainment centers throughout India as well as at the Mall of the Americas in Minneapolis Minnesota where Licensor, through its virtual reality and sports simulation technology, provides specialized equipment and related products so that Licensor’s customers may experience the opportunity to experience various sport and recreational activities through the use of such equipment and products, the details of which are more fully set out in Exhibit A to this Agreement (the “Products”); and

B.           WHEREAS, Licensee is [●] (add the business of the Licensee); and

C.           WHEREAS, Licensor desires to appoint Licensee, and Licensee desires to be so appointed, to act as Licensor’s exclusive licensee and distributor of Products in the territories of North America and South America (“Territory”), upon the terms and subject to the conditions hereinafter provided.

NOW, THEREFORE, the parties agree as follows:

1.	Grant of License and Distribution Rights and Grant Limitations

1.1          Grant of License and Distribution Rights. Licensor hereby grants to Licensee the exclusive right to purchase Products directly from Licensor and distribute Products in the Territory in the name of the Licensor and on its own account to customers located in the Territory (“Distribution Right”). All the Products sold by Licensor to Licensee shall be further sold to the third party sub-licensees of Licensee.

1.2          Additional Considerations

(a)          Pricing. Licensee shall be entitled to sell the Products further to any third party franchisees of the Licensee at a minimum of 15% (fifteen percent) margin over and above the price at which the Licensor sold the Products to Licensee. If requested by Licensor, Licensee shall furnish to Licensor a list of prices for Products to Licensee’s customers prior to the date Licensee commences distributing any Product to any third party. Although Licensee is free to establish its wholesale prices for Products in its discretion, Licensee’s wholesale prices for Products shall be maintained at a level which would encourage the development of sales of Products while maintaining the image of Products and the Marks (as hereinafter defined).

(b)          Operation of Licensee’s Business. Licensee shall maintain good customer relations in accordance with prudent and reasonable business practices. Licensee shall perform its obligations hereunder without using subcontractors, sub-distributors, independent sales representatives, agents, Licensee’s affiliates or other non-employees (“Third Parties”) to perform the obligations of Licensee under this Agreement unless they have been approved, in writing, in advance, by Licensor, such approval not to be unreasonably withheld.

2.            Term The term of this Agreement shall commence as of the Effective Date and shall continue until terminated as hereinafter provided (the “Term”). Each calendar year during the Term is sometimes hereinafter referred to as a “Contract Year.”

3.            Purchase of Products

3.1          Purchase Price of Products; Risk of Loss. Unless otherwise agreed by the Parties in writing and subject to Section 1.2 (a), Products shall be purchased by Licensee from Licensor at such prices and on such terms as may be agreed by the parties from time to time. Title to and risk of loss of Products purchased by Licensee from Licensor shall pass at the delivery point (on ex-works basis) as specified in the applicable purchase order. Upon sale of the Products, Licensor shall only be responsible for any inherent manufacturing defects in the Products, provided that such manufacturing defect is notified to Licensor at least within a period of 2 (two) months from the date of installation of the Products. Licensor shall also maintain an inventory of the required spare parts for the Products.

3.2          Purchase Orders.

(a)          Unless otherwise agreed by the Parties in writing, Licensee shall place with Licensor, Licensee’s orders for Products at regular intervals during each Contract Year sufficiently in advance of Licensor’s order deadlines and scheduled delivery dates.

(b)          Licensee shall place its orders for Products upon Licensor through purchase order forms (or purchase order forms acceptable to Licensor), the terms of which shall be applicable thereto except that, if any terms thereof are inconsistent with the terms set forth in this Agreement, the terms set forth herein shall prevail and control. Licensor shall issue its confirmation of such order if Licensor deems such order acceptable, including in such confirmation the anticipated date of delivery and prices of the Products subject to such order.

3.3          Payment Terms. Unless otherwise agreed in writing by Licensor, all invoices from Licensor to Licensee are payable, by wire transfer in U.S. Dollars, to such bank account designated by Licensor to Licensee in writing.

3.4          Maintenance. Licensor shall be responsible for providing all maintenance services with respect to the Products during the first Contract Year, free of any charges. From the second Contract year, the maintenance services shall be provided by Licensor to Licensee on the basis of an annual maintenance contract entered between the parties for this purpose. In the event of any defects in the products including any manufacturing defects brought by the customer / Licensee beyond the time period mentioned in Section 3.1, then any services provided by Licensor shall be covered under the annual maintenance contract, or the customer or Licensee shall be required to purchase the spare parts from Licensor.

4.            Grant of License in the Trademarks

4.1          License. Subject to the terms of this Agreement (including all obligations to first obtain Licensor’s written approval), Licensor hereby grants to Licensee the right to use the Trademarks (the details of which are set out in Exhibit B to this Agreement), on a royalty-free basis, for the purpose of promoting the sale of Products in the Territory. Licensee is in particular entitled to:

(a)          offer, market and/or distribute Products under the Trademarks; and

(b)          use the Trademarks on business stationery and/or in advertising in connection with the advertising, promotion and distribution of Products in the Territory.

4.2          Exclusivity of License. Except as provided in the next sentence, the license granted herein shall be exclusive. “Exclusivity” shall mean that Licensor shall not grant any further licenses to third parties in the Trademarks for use in connection with sales of Products in the Territory, and the Licensee shall not enter into any arrangement or agreement with any third parties for the sale of any products (either directly or indirectly) identical or similar to the Products, in the Territory; provided, however, that Licensor may continue to use the Trademarks in the Territory in connection with the operation of Licensor’s entertainment centers and/or at other locations owned by Licensor or third parties.

4.3          Form of Use. Unless otherwise provided herein or agreed by the parties in writing, Licensee shall use the Trademarks that are registered in the Territory in their registered form.

5.            Compliance with Law Licensee shall ensure that all Products will be offered for sale, sold, manufactured, labeled, packaged, distributed, advertised, marketed, promoted, publicized and otherwise exploited, in accordance with all applicable laws and regulations in the Territory, including without limitation, all customs requirements and country of origin regulations, those laws and regulations relating to health and safety.

6.            Marketing and Promotional Activities

6.1          Best Efforts.

(a)          Licensee shall exercise its best efforts to effectively market, promote, and sell Products throughout the Territory. Licensee shall represent Licensor at IAAPA and any other conferences as may be requested by Licensor.

(b)          Unless otherwise agreed by Licensor in writing, throughout the Term, Licensee shall maintain an organizational structure and sales force reasonably necessary to adequately support the advertising, marketing, sales and distribution of Products throughout the Territory. Licensor shall ensure that the services of at least 2 (two) of its employees are provided to Licensee for coordinating and remedying any maintenance claims with respect to the Products.

6.2          Promotional Material and Products. Licensee shall submit to Licensor, for Licensor’s prior written approval, samples of all advertising and promotional materials that Licensee desires to use to promote the Products, including without limitation, print and online advertising designs, trade show display materials, press releases and interviews for publication in any media (“Promotional Material”). Licensee shall modify any disapproved Promotional Material to satisfy Licensor’s reasonable objections so that it is acceptable to Licensor. Licensor shall provide Licensee with the creative elements of any Promotional Materials that Licensor creates or acquires for use in connection with the advertising and sale of Products outside the Territory.

7.            Intellectual Property

7.1          Ownership.

(a)          Licensor is the sole owner of any intellectual property rights relating to the Products existing as of the Effective Date, including, but not limited to, the Trademarks and all the goodwill relating thereto (the “Licensor Property”). Licensee, by reason of this Agreement, has not acquired any right, title, interest or claim of ownership in any of the Licensor Property in the Territory or elsewhere, except to the extent provided under the license granted under Section 4.

(b)          Licensee acknowledges that (i) Licensor is the sole and exclusive owner of all right, title and interest in any Licensor Property; (ii) nothing contained in this Agreement shall give to Licensee any right, title or interest in any Licensor Property; and (iii) Licensee’s use of the Licensor Property, and any associated goodwill, shall inure only to the benefit of Licensor and shall be deemed to be solely the property of Licensor should this Agreement be terminated for any reason.

7.2          Registration and Cooperation. Licensee shall not, directly or indirectly, seek or obtain any new registration for Licensor Property (including without limitation, any colorable imitations, translations, or transliterations thereof), anywhere in the world without Licensor’s prior written consent. If Licensee has obtained or obtains in the future, in any country, any right, title or interest in any Licensor Property notwithstanding the previous sentence (including any colorable imitations, translations, or transliterations thereof), Licensee will be deemed to have so acted as an agent and for the benefit of Licensor for the limited purpose of obtaining such registrations and assigning them to Licensor. Licensee shall execute, for no additional consideration, any and all documents deemed necessary by Licensor or its attorneys to be necessary to transfer such right, title or interest to Licensor.

7.3          No Challenges. Licensee shall not do anything or suffer anything to be done which may adversely affect any rights of Licensor in and to any Licensor Property, or any registrations thereof or which, directly or indirectly, may reduce or dilute the value or distinctiveness of such Licensor Property, in particular the Trademarks, or disparage or detract from Licensor’s reputation. Licensee shall not challenge, directly or indirectly, Licensor’s interest in, or the validity of, any Licensor Property, or any application for registration or trademark registration thereof or any rights of Licensor therein. The provisions of this Section 7.3 shall survive the termination of this Agreement.

8.            Third Party Infringements; Attacks on Use of the Marks; Cooperation

8.1          Third Party Infringements.

(a)          Mutual Information. Each of the parties shall inform the other without undue delay when such party becomes aware of any infringements of any of the Licensor Property in the Territory.

(b)          Initiation of Action. Any actions against infringers of any of the Licensor Property, whether or not such actions involve litigation (including any actions taken to oppose a third party application to register an infringing trademark or a cancellation action against a third party’s infringing trademark registration), shall be exclusively reserved to Licensor, unless otherwise agreed by Licensor in writing. Notwithstanding the foregoing, Licensor shall be under no obligation to initiate any such action. If requested by Licensor, Licensee shall support Licensor, at Licensor’s expense, in any such proceedings and, if requested by Licensor, Licensee shall promptly provide Licensor with any relevant documentation in Licensee’s possession.

8.2          Attacks on the Use of the Licensor Property. Each of the parties shall inform the other if it becomes aware of a claim by a third party that the use of any of any of the Licensor Property infringes on the rights of such third party. If requested by Licensor, Licensee shall support Licensor, at Licensor’s expense, in connection with Licensor’s defense against any such third party claims. Unless otherwise agreed by Licensor in writing, Licensor shall take the lead in any defense against a third party action, whether brought against Licensor and/or Licensee. The decision whether or not a defense is appropriate shall be in Licensor’s sole discretion. Licensee shall not settle any third party claims against it regarding its use of any of the Licensor Property without the prior written consent of Licensor.

8.3          Indemnity. The Licensee shall indemnify and hold the Licensor, its affiliates and their respective agents and employees harmless from all claims, actions, suits, damages, costs and expenses in relation to or arising out of the breach of any representations, warranties, covenants and obligations of the Licensee as set out in this Agreement. The indemnification rights of the Licensor shall be without prejudice to, and independent of any other rights and remedies that the Licensor may have at law or in equity, including the right to seek specific performance, injunctive relief or restitution, none of which rights or remedies shall be affected or diminished thereby. The provisions of this Section 8.3 shall survive the termination of this Agreement.

9.            Termination

9.1          Termination by Mutual Agreement. This Agreement may be terminated at any time upon the mutual written agreement of the parties.

9.2          Termination by Licensor with Notice. Licensor may terminate this Agreement upon thirty (30) days written notice to Licensee upon the occurrence of any of the following:

(a)          Licensee fails to make any payment required under or in connection with this Agreement; or

(b)          Licensee fails to use its best efforts to market, promote and sell the Products within the Territory and such failure is not cured within thirty (30) days of Licensor’s notification to Licensee of such failure.

9.3          Termination by Licensee with Notice. Licensee may terminate this Agreement, for any reason or no reason, upon not less than one hundred twenty (120) days’ notice to Licensor.

9.4          Termination for Cause. This Agreement may be terminated by either party for “Cause” without the need of providing a notice period prior to such termination becoming effective. “Cause” shall exist if circumstances occur which, taking into consideration the substance and purpose of this Agreement, would make it unreasonable for one or both of the parties to continue the contractual relationship and the other party fails to cure the cause (assuming that such cause is susceptible to cure) within thirty (30) days after the date of receipt of a corresponding written notice (“Remedy Notice”). If such cause by its nature is not curable, then no such Remedy Notice is required. Without limiting the generality of the foregoing, a party may terminate this Agreement for “Cause” if:

(a)          the other party to this Agreement is in breach of one or more of its material obligations; or

(b)          the other party to this Agreement becomes insolvent, generally cannot pay its obligations when due or otherwise suffers a substantial deterioration of its financial situation, or if insolvency/bankruptcy proceedings are initiated against such party or such party initiates any dissolution or liquidation of its business and/or assets.

9.5          Effects of Termination.

(a)          Upon the termination of this Agreement any indebtedness of Licensee to Licensor shall become immediately due and payable. Within ten (10) days after any such termination of this Agreement, Licensee shall furnish to Licensor a full and complete statement setting forth (i) the inventory of Products then on hand, including Licensee’s wholesale price thereof, and (ii) a list of outstanding orders received, accepted and approved by Licensee at the time of the termination of this Agreement, including the relevant details of each such order. Licensee shall cease to accept new orders for Products as of the date of termination of this Agreement. Licensee shall consult with Licensor regarding Licensee’s pending orders for Products and Licensor shall determine whether to permit Licensee to continue distribution of Products to fill the pending orders, to direct Licensee to cancel the pending orders, or to assume or have a third party assume the obligation to fill pending orders.

(b)          All benefits which may accrue by reason of the activities of Licensee hereunder shall be deemed transferred automatically to Licensor, and all licenses and other rights granted to Licensee hereunder shall immediately cease. Unless otherwise agreed by Licensor in writing, Licensee shall immediately discontinue the advertising and marketing of Products.

(c)          Each of the parties shall continue to maintain in confidence any and all confidential information received from the other party. At Licensor’s election, Licensor may purchase from Licensee any materials used by Licensee for the distribution, sale, advertising, marketing, promotion, publicizing or other exploitation of Products, including all Promotional Materials, Licensor Property, or any other materials which contain any of the Trademarks.

(d)          Subject to the provisions of subsections (a) and (e) hereof, upon the termination of this Agreement, Licensee shall have a period of one hundred eighty (180) days to sell and ship to its customers, on a non-exclusive basis, current inventory of Products within the Territory to fill pending orders (“Sell-Off Period”). All sales during the Sell-Off Period are expressly subject to all of the terms and conditions contained in this Agreement, including without limitation, prohibitions against selling Products outside of the Territory (or to parties who may sell Products outside the Territory). Any Products remaining in Licensee’s inventory at the end of the Sell-Off Period shall be shipped to Licensor or its designee at Licensor’s expense. Licensor shall pay to Licensee Licensee’s landed cost for any such Products then remaining in Licensee’s inventory as of the end of the Sell-Off Period.

(e)           Notwithstanding the provisions of subsection (d) above, Licensor shall have the right to purchase all or part of Licensee’s inventory of Products then remaining upon the termination of this Agreement, at Licensee’s landed cost for any such Products then remaining in Licensee’s inventory, in which case Licensee shall have no Sell-Off Period for such Products.

(f)           The termination of this Agreement for any reason shall not affect obligations accrued prior to the effective date of such termination of this Agreement or any obligations which, either expressly or from the context of this Agreement, are intended to survive the termination of this Agreement.

10.          Notices and Other Communications All reports, approvals, requests, demands, notices and other communications (collectively “Communications”) required or permitted by this Agreement shall be in writing and signed by a duly authorized officer of or such other individual designated in writing by a party. Communications will be duly given if delivered personally, if mailed (by registered mail, return receipt requested) or if delivered by nationally-recognized courier or mail service which requires the addressee to acknowledge, in writing, the receipt thereof, to the party concerned at the following addresses (or at any other address as a party may specify by notice in writing to the other):

If to Licensor:	Smaaash Entertainment Private Limited
Trade View, Level 2
Kamala Mills
Lower Parel, Mumbai 400013, India
Attention: Mr. Vishwanath Kotian

If to Licensee:	1345 Avenue of the Americas, 11th floor
New York, NY 101015, USA
Attention: Mr. Suhel Kanuga

11.          Miscellaneous

11.1          Entire Agreement. This Agreement contains the entire understanding and agreement between the parties with respect to its subject matter, supersedes all prior oral or written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally.

11.2          Representations and warranties. Each of the parties represents and warrants to the other party that, (i) the Agreement constitutes a valid, legal and binding obligation of such party and is enforceable against such party in accordance with its terms, (ii) it has the power and authority to execute the Agreement and perform all its terms, and (iii) the execution and performance of this Agreement shall not violate any charter documents of such party, contravene any provisions of law as applicable to such party (including any order, decree, injunction of any competent court) or conflict with the provisions of any material agreement or contract executed by such party. The provisions of this Section 11.2 shall survive the termination of this Agreement.

11.3          Governing Law. (a) The parties hereto have expressly agreed that this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed and fully to be performed therein, to the exclusion of any other applicable body of governing law.

(b)            Except as hereafter provided, the parties hereby consent to the jurisdiction of the New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York to resolve any dispute arising under this Agreement.

(c)            In the event of any litigation or other action arising out of this Agreement, the court shall award to the substantially prevailing party all reasonable costs and expenses including reasonable attorney’s fees.

11.4           WAIVER OF JURY. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, WHETHER NOW OR EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE TRIAL BY JURY COURT, AND THAT ANY PROCEEDINGS WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.5           Force Majeure. The parties will not be liable to each other for any failure or delay in performance, other than failure to make timely payments due under this Agreement, if it is because of earthquake, flood, fire, acts of God, civil unrest, terrorism, acts of any governmental authority or any other reason beyond the reasonable control of either or both of the parties (“Force Majeure”). However, either party may terminate this Agreement by and upon notice to the other if the other is unable to perform any of its material obligations for a period of thirty (30) days by reason of a Force Majeure.

11.6           No Joint Venture. Nothing herein is intended to constitute the parties as partners or as joint ventures, or either as agent of the other, and neither party may obligate or bind the other.

11.7           Headings, Definitions and other particulars. Headings and titles of sections and/or paragraphs are for convenience only. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The use of “including” in this Agreement shall be construed as illustrative.

11.8           Amendment. This Agreement shall, from the Effective Date, bind the parties to the terms herein and cannot be amended without the consent of the parties. Further, this Agreement cannot be terminated by any party except in accordance with Clause 9 of this Agreement.

11.9           Assignment. The Licensor shall be entitled to assign, transfer, encumber or dispose of any of its rights and or obligations under this Agreement, including to an affiliate, without the prior written consent of the Licensee. The Licensee shall not be entitled to assign, transfer, encumber or dispose of any of its rights and or obligations under this Agreement, including to an affiliate, without the prior written consent of the Licensor.

11.10          Expenses. The Licensee shall bear all the costs and expenses in relation to the execution of this Agreement and the consummation of all the transactions hereunder.

11.11          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The delivery of signed counterparts by facsimile transmission or electronic mail in “portable document format” (“.pdf”) shall be as effective as signing and delivering the document in person.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

SMAAASH ENTERTAINMENT PRIVATE LIMITED

By:	/s/ Shripal Morakhia

Name:	Shripal Morakhia

Title:

I-AM CAPITAL ACQUISITION COMPANY

By:	/s/ F. Jacob Cherian

Name:	F. Jacob Cherian

Title:	Chief Executive Officer

(exhibits follow)

Exhibit A

Products

Products shall include the following:

● Finger Coaster

● Super Keeper

● Cricket Lanes

● Walk the Plank

● Human Claw

● Camel ride

● Arcade games

● Any other game as and when finalized and any new games which may be launched.

Exhibit B

Trademarks

separately annexed